Media Contact:	Investor Relations Contact:
Bill Wohl	Michael Picariello
Commvault	Commvault
484-431-3345 bwohl@Commvault.com @billwohl61	732-728-5380 ir@commvault.com

COMMVAULT APPOINTS TWO NEW INDEPENDENT DIRECTORS

TINTON FALLS, N.J., July 19, 2018 -- Commvault (NASDAQ: CVLT), a recognized global leader in backup, recovery, the cloud and data management across any hybrid environment, today announced the appointment of Martha Bejar and Charles “Chuck” Moran to the Company’s Board of Directors (the “Board”), effective July 20, 2018. Ms. Bejar and Mr. Moran succeed Mr. F. Robert Kurimsky and Mr. Armando Geday, who have served on the Board since 2001 and 2000, respectively, and have resigned effective as of July 19, 2018. Ms. Bejar and Mr. Moran bring strong operational skills, deep technology industry expertise and significant leadership experience to the Board. With these new appointments, the Commvault Board will remain comprised of 11 directors, nine of whom are independent.

“We are pleased to welcome Martha and Chuck to the Commvault Board as new independent directors,” said Gary B. Smith, Chairman of the Nominations and Governance Committee of the Commvault Board. “Martha and Chuck bring unique skills and expertise, as well as significant experience serving on boards of directors of public companies, which will complement our Board’s existing capabilities. With addition of Martha and Chuck, we are confident our Board will be well-positioned to oversee the Company’s ongoing initiatives and strategic transformation plan to accelerate growth and profitability as we continue to drive shareholder value.”

“On behalf of the entire Board, I would like to thank Bob and Armando for their years of service and many contributions to Commvault,” said N. Robert Hammer, Commvault's Chairman, President and CEO. “Under their leadership, Commvault has achieved tremendous growth and shareholder value creation, and we wish them all the best in their future endeavors.”

The appointments of Ms. Bejar and Mr. Moran were unanimously approved by the Board and made in connection with the previously announced cooperation agreement entered into by the Company with Elliott Associates, L.P. on April 30, 2018.

About Martha Helena Bejar
Martha Bejar is the co-founder and has been Chief Executive Officer of Red Bison Advisory Group, LLC since April 2013. Previously, Ms. Bejar held the position of the Chief Executive Officer of Unium Inc., Flow Mobile Inc., and Wipro Infocrossing Inc., as well as various executive positions at Microsoft Corporation, Nortel Networks Corporation, and Bell Communications Research. Ms. Bejar currently serves as a member of the board of directors of CenturyLink Inc. and Mitel Corporation. She previously served on the board of directors of Polycom Inc. Ms. Bejar received an Advanced Management Program degree from Harvard Business School. She graduated cum laude with a Bachelor of Science degree in Industrial Engineering from the University of Miami and also holds an M.B.A. from Nova Southeastern University.

About Charles Moran
Charles Moran is the founder and served as Chief Executive Officer and President of Skillsoft Corporation, from 1998 to December 2015. Prior to Skillsoft, Mr. Moran was the President and Chief Executive Officer of NETg National Education Training Group, a computer-based information technology training company, from 1995 -1997. Prior to NETg, Mr. Moran was the Chief Financial Officer and Chief Operations Officer of Softdesk, Inc. Mr. Moran has previously held senior level sales and marketing positions at Insite Peripherals, Inc. and Archive Corporation. Mr. Moran currently serves as a member of the board of directors of Manhattan Associates, Inc., and has in the past served on the boards of Skillsoft Corporation, including as chairman from 1998 to 2002 and again from 2006 to 2016, Higher One Holdings, Inc., and Workgroup Technology Corporation. Mr. Moran holds an M.B.A. from Suffolk University and a B.S. from Boston College.

About Commvault
Commvault is a recognized global leader in backup, recovery, the cloud, and data management across any hybrid environment. Commvault's converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset - their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

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Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

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